                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 16, 2004

                                  BY AND AMONG

                          WILSON BANK HOLDING COMPANY,

                              WILSON BANK AND TRUST

                                       AND

                         COMMUNITY BANK OF SMITH COUNTY

                                TABLE OF CONTENTS

ARTICLE 1  THE MERGER...........................................................................    1
   1.1  The Merger..............................................................................    1
   1.2  The Closing.............................................................................    1
   1.3  Effective Time..........................................................................    1

ARTICLE 2  CHARTER, BYLAWS, AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION.............    2
   2.1  Charter and Bylaws......................................................................    2
   2.2  Directors and Executive Officers of the Surviving Corporation...........................    2
   2.3  CBSC Board and Branches.................................................................    2

ARTICLE 3  CONVERSION OF CBSC STOCK.............................................................    2
   3.1  Conversion of CBSC Common Stock in the Merger...........................................    2
   3.2  Surrender and Exchange of Shares........................................................    2
   3.3  Dividends; Transfer Taxes; Withholdings; Escheat........................................    3
   3.4  No Fractional Securities................................................................    4
   3.5  No Further Rights; Closing of CBSC Transfer Books.......................................    4
   3.6  Dissenting Shares.......................................................................    4

ARTICLE 4  REPRESENTATIONS AND WARRANTIES BY CBSC...............................................    5
   4.1  Organization, Good Standing and Qualification...........................................    5
   4.2  Authorization...........................................................................    5
   4.3  Valid and Binding Agreement.............................................................    5
   4.4  No Violation............................................................................    5
   4.5  Capitalization..........................................................................    5
   4.6  Title to Properties; Encumbrances.......................................................    5
   4.7  No Undisclosed Liability................................................................    5
   4.8  Compliance with Applicable Law..........................................................    6
   4.9  Litigation..............................................................................    6
   4.10  Contracts and Commitments..............................................................    6
   4.11  Brokerage Fees.........................................................................    6
   4.12  Corporate Records......................................................................    6
   4.13  Full Disclosure........................................................................    7

ARTICLE 5  REPRESENTATIONS AND WARRANTIES BY PARENT AND THE BANK................................    7
   5.1  Organization and Good Standing..........................................................    7
   5.2  Authorization...........................................................................    7
   5.3  Valid and Binding Agreement.............................................................    7
   5.4  No Violation............................................................................    7
   5.5  Brokerage Fees..........................................................................    7
   5.6  Parent Common Stock.....................................................................    7
   5.7  Capitalization..........................................................................    8
   5.8  Financial Reports and Securities Documents..............................................    8
   5.9  Full Disclosure.........................................................................    8

ARTICLE 6  COVENANTS AND AGREEMENTS OF CBSC.....................................................    9
   6.1  Conduct of Business Pending the Closing.................................................    9
   6.2  Access; Further Assurances..............................................................    10
   6.3  Schedules...............................................................................    10
   6.4  Regulatory Filings......................................................................    10
   6.5  Consents and Approvals..................................................................    11

ARTICLE 7  COVENANTS AND AGREEMENTS OF PARENT AND THE BANK......................................    11
   7.1  Further Assurances......................................................................    11

ARTICLE 8  CONDITIONS TO PARENT'S AND THE BANK'S OBLIGATIONS....................................    11
   8.1  Representations and Warranties..........................................................    11
   8.2  Performance by the CBSC.................................................................    11
   8.3  Officer's Certificate...................................................................    11
   8.4  Shareholder Approval....................................................................    11
   8.5  Regulatory Approvals....................................................................    11
   8.6  No Injunction...........................................................................    12
   8.7  Consents and Approvals..................................................................    12
   8.8  Litigation..............................................................................    12
   8.9  No Material Adverse Change; Due Diligence Review........................................    12
   8.10  Fairness Opinion.......................................................................    12

ARTICLE 9  CONDITIONS TO THE CBSC'S OBLIGATIONS.................................................    12
   9.1  Representations and Warranties..........................................................    12
   9.2  Performance.............................................................................    12
   9.3  Officer's Certificate...................................................................    12
   9.4  No Injunction...........................................................................    13
   9.5  Adjustments to Book Value...............................................................    13
   9.6  Fairness Opinion........................................................................    13

ARTICLE 10  TERMINATION OF AGREEMENT............................................................    13

ARTICLE 11  MISCELLANEOUS.......................................................................    14
   11.1  Survival...............................................................................    14
   11.2  Expenses...............................................................................    14
   11.3  Assignability; Parties in Interest.....................................................    14
   11.4  Entire Agreement; Amendments...........................................................    14
   11.5  Headings...............................................................................    15
   11.6  Severability...........................................................................    15
   11.7  Notices................................................................................    15
   11.8  Governing Law..........................................................................    15
   11.9  Counterparts...........................................................................    15

EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") made this 16th day of November, 2004 by and among WILSON BANK HOLDING COMPANY, a Tennessee corporation ("Parent"), WILSON BANK AND TRUST, a state chartered bank incorporated under the laws of the State of Tennessee (the "Bank"), and COMMUNITY BANK OF SMITH COUNTY, a state chartered bank incorporated under the laws of the State of Tennessee ("CBSC").

      WHEREAS, the Boards of Directors of Parent, the Bank and CBSC each have determined that a business combination between Parent, the Bank, and CBSC is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, CBSC shall be merged with and into the Bank in accordance with the applicable provisions of the Tennessee Business Corporation Act (the "TBCA") (the "Merger"), the separate corporate existence of CBSC shall cease and the Bank shall survive and continue to exist as a corporation incorporated under the TBCA and as a wholly owned subsidiary of Parent (the Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Parent, the Bank and CBSC.

      1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, TN 37238, at 10:00 a.m., local time, on March 31, 2005 or, if later, the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Articles 8 and 9 shall be fulfilled or waived in accordance herewith or at such other time, date, or place as Parent and CBSC may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Articles 8 and 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause Articles of Merger, in substantially the form attached hereto as Exhibit A, to be properly executed and filed in accordance with the applicable provisions of the TBCA on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee, or at such later time that the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2
          CHARTER, BYLAWS, AND OFFICERS AND DIRECTORS OF THE SURVIVING
                                  CORPORATION

      2.1 CHARTER AND BYLAWS. The Charter and Bylaws of the Surviving Corporation immediately after the Merger shall be the Charter and Bylaws of the Bank in effect immediately prior to the Merger.

      2.2 DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION. The directors and executive officers of the Surviving Corporation immediately after the Merger shall be the directors and executive officers of the Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

      2.3 CBSC BOARD AND BRANCHES. After the Merger, the directors of CBSC shall become members of the CBSC Community Board, shall meet monthly to provide advice regarding CBSC operations to the Board of Directors of the Bank and shall be compensated therefore in the same amount as previously compensated as directors of CBSC. The branches of CBSC after the Merger shall operate as "Community Bank of Smith County", an office of Wilson Bank and Trust."

                                   ARTICLE 3
                            CONVERSION OF CBSC STOCK

      3.1 CONVERSION OF CBSC COMMON STOCK IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of CBSC, each issued and outstanding share of common stock of CBSC ("CBSC Common Stock") shall be converted into and become a number of shares of Parent common stock ("Parent Common Stock"), equal to the quotient of the (i) book value per share of the CBSC Common Stock at December 31, 2004 divided by (ii) the book value per share of the Parent Common Stock, at December 31, 2004, as such book values may be adjusted by Professional Bank Services, Inc. ("PBS") (the "Merger Consideration"). No fractional shares shall be issued and in lieu thereof, a cash payment shall be made pursuant to Section 3.4 hereof.

      3.2   SURRENDER AND EXCHANGE OF SHARES.

            (a) The Bank shall act as Exchange Agent hereunder (the "Exchange Agent"). Prior to Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of CBSC Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time and which certificates shall be returned to Parent if such Effective Time does not occur.

            (b) As soon as practicable after the Effective Time (but not later than the first business day after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CBSC Common Stock (the "Certificates") that were converted pursuant to Section
3.1 into the right to receive shares of Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 3 and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of CBSC Common Stock which is not registered in the transfer records of the CBSC, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such CBSC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Article 3. In no event will the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in lieu of fractional shares.

            (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the corresponding Certificate representing Parent Common Stock to which the person is entitled to hereunder in exchange for such lost, stolen or destroyed Certificate.

      3.3 DIVIDENDS; TRANSFER TAXES; WITHHOLDINGS; ESCHEAT. No dividends or distributions that are declared on shares of Parent Common Stock after the Effective Time will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Subject to applicable law, upon such surrender, there shall be paid, to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. As soon as practicable following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of CBSC Common Stock who have not theretofore complied with this Article 3 shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article 3. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of CBSC Common Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws upon the lapse of the applicable time periods provided for therein. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

      3.4 NO FRACTIONAL SECURITIES. No certificates or scrip representing less than one whole share of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of any such fractional share, each holder of record of CBSC Common Stock who would otherwise have been entitled to such fractional shares of Parent Common Stock shall be paid cash (without interest) in an amount equal to the fractional share amount to which such holder would be otherwise entitled multiplied by the closing sale price of Parent's Common Stock on the date closest to, but not after, the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to the holders of CBSC Common Stock in lieu of any fractional share interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders. The fractional Parent Common Stock interests of each such holder will be aggregated, and no such holder will receive cash in an amount equal to or greater than the value of one whole share of Parent Common Stock.

      3.5 NO FURTHER RIGHTS; CLOSING OF CBSC TRANSFER BOOKS. All shares of Parent Common Stock issued pursuant to this Article 3 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the corresponding shares of CBSC Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CBSC on such shares of CBSC Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of CBSC shall be closed and no transfer of shares of CBSC Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 3; provided, however, if any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Parent Common Stock or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 3.5 in respect of such Certificate would otherwise escheat to or become the property of any Government), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      3.6 DISSENTING SHARES. Each outstanding share of CBSC Common Stock the holder of which has perfected his right to dissent under the Tennessee Business Corporation Act (the "TBCA") and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the TBCA. CBSC shall give Parent prompt notice upon receipt by CBSC of any such written demands for payment of the fair value of such shares of CBSC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into the Merger Consideration in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES BY CBSC

      CBSC  hereby represents and warrant as follows:

      4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. CBSC is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Tennessee. CBSC has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on its business as presently conducted, except where failure to possess such permit, license or other authorization could not reasonably be expected to have a material adverse effect on the business, results of operations, prospects or financial condition ("Material Adverse Effect") of CBSC.

      4.2 AUTHORIZATION. The Board of Directors of CBSC has taken all action required by law, its respective Charter, Bylaws and otherwise to authorize the execution and delivery by CBSC of this Agreement and the consummation by CBSC of the transactions contemplated hereby.

      4.3 VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of CBSC, enforceable against CBSC in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights and as to general equity principles.

      4.4 NO VIOLATION. Except as set forth on Schedule 4.4, the execution and delivery of this Merger Agreement and any other documents contemplated hereby by CBSC do not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, constitute a default under or otherwise give any person the right to terminate, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which CBSC is a party or by which any of CBSC's assets or properties are bound; (b) violate any provision of the Charter or Bylaws of CBSC; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to CBSC; or (d) violate any other contractual or legal obligation or restriction to which CBSC is subject.

      4.5 CAPITALIZATION. The authorized capital stock of CBSC consists solely of 1,000,000 shares of CBSC Common Stock of which 383,362 shares are issued and outstanding. All of the CBSC Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. There are no outstanding options, warrants or rights to purchase or acquire from CBSC any securities of CBSC, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which CBSC is a party or by which it is bound relating to any shares of capital stock or other securities of CBSC whether or not outstanding.

      4.6 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth on Schedule 4.6, CBSC has good, valid and marketable title to all properties and assets it purports to own, real, personal and mixed, tangible and intangible (except for accounts collected or disposed of since the date hereof in the ordinary course of business and consistent with past practice), subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except liens for current taxes not yet due.

      4.7 NO UNDISCLOSED LIABILITY. Except as set forth on Schedule 4.7, CBSC does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for Taxes (as defined herein) and interest, penalties and other charges payable with respect thereto). The reserves reflected in CBSC's internally generated financial statements as of and for the month ended September 30, 2004 are adequate, appropriate and reasonable in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis.

      4.8 COMPLIANCE WITH APPLICABLE LAW. CBSC has in the past duly complied and is presently duly complying, in the conduct of its business and the ownership of its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"). CBSC has not received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of CBSC.

      4.9 LITIGATION. Except as set forth in Schedule 4.9, as of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of CBSC, threatened by or against, or otherwise affecting CBSC at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority, the result of which could reasonably be expected to have a Material Adverse Effect on CBSC.

      4.10  CONTRACTS AND COMMITMENTS.

            (a) Except as set forth in Schedule 4.10, CBSC has no contracts, commitments, arrangements or understandings which may involve the expenditure or receipt by CBSC after the Closing of more than $25,000 for any individual contract, commitment, arrangement or understanding or which was not entered into in the ordinary course of business ("Material Contracts"). Except for required consents per Schedule 4.4, the legal enforceability after the Closing of the rights of CBSC under any of its Material Contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            (b) To the knowledge of CBSC, all of the Material Contracts to which CBSC is a party or by which it is bound are in full force and effect, are valid and enforceable in accordance with their terms, and no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder by CBSC, or to CBSC's knowledge, the other parties thereto.

      4.11 BROKERAGE FEES. Except as set forth on Schedule 4.11, CBSC has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finders or agent's fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby and CBSC does not know of any claim by anyone for such a commission or fee.

      4.12 CORPORATE RECORDS. CBSC has delivered, provided to, or made available for inspection by, Parent for its review true complete and correct copies of the following items, as amended and presently in effect, for CBSC: (a) Charter, (b) Bylaws, (c) minute books, and (d) stock registration books The stock registration books are complete and accurate and contain a complete record of all transactions in CBSC's capital stock from the date of its incorporation to the date hereof.

      4.13 FULL DISCLOSURE. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by CBSC to Parent or the Bank pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. CBSC has not withheld from Parent disclosure of any event, condition or fact which CBSC knows is likely to have, in CBSC's reasonable judgment, a Material Adverse Effect on the assets, prospects or condition (financial or otherwise) of CBSC.

                                   ARTICLE 5
              REPRESENTATIONS AND WARRANTIES BY PARENT AND THE BANK

      Parent and the Bank hereby represent and warrant to CBSC as follows:

      5.1 ORGANIZATION AND GOOD STANDING. Parent is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Bank is a state chartered bank incorporated under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

      5.2 AUTHORIZATION. The Boards of Directors of Parent and the Bank have taken all action required by law, their respective Charters, Bylaws and otherwise to authorize the execution and delivery by Parent and the Bank of this Agreement and the consummation by Parent of the transactions contemplated hereby.

      5.3 VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of Parent and the Bank, enforceable against Parent and the Bank in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights and as to general equity principles.

      5.4 NO VIOLATION. The execution and delivery of this Agreement by Parent and the Bank does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Parent or the Bank is a party or by which either is bound; (b) violate any provision of Parent's or the Bank's Charter or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Bank or Parent; or (d) violate any other contractual or legal obligation or restriction to which Parent or the Bank is subject.

      5.5 BROKERAGE FEES. Except as set forth on Schedule 5.5 Neither Parent nor the Bank has done anything to cause or incur any liability for investment banking, brokerage, finders or agent's fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby, and neither Parent nor the Bank knows of any claim by anyone for such a commission or fee.

      5.6 PARENT COMMON STOCK. Parent Common Stock when issued and delivered to the CBSC shareholders at Closing in accordance with the provisions of this Agreement will be (i) duly authorized, validly issued shares of Common Stock of Parent, fully paid and non-assessable, (ii) registered pursuant to an effective Registration Statement, (iii) registered or exempt from registration under applicable state securities or "Blue Sky" laws, and (iv) eligible for sale under Rule 145 of the

Securities Act, subject to the qualifications and limitations set forth in Rule 145 and the CBSC shareholders' compliance with the applicable provisions thereof or under the Registration Statement subject to the Securities and Exchange Commission's powers generally to issue a stop order with respect to the Registration Statement.

      5.7 CAPITALIZATION. The authorized capital stock of Parent consists of 10,000,000 shares of common stock, $2.00 par value per share, of which 4,430,591 shares were issued and outstanding on September 30, 2004. All of the shares of Parent Common Stock to be issued to the CBSC shareholders in accordance herewith will be offered, issued, sold and delivered by Parent in compliance with all applicable state and federal laws concerning the issuance of securities, and none of such shares will be issued in violation of the preemptive rights of any shareholder.

      5.8 FINANCIAL REPORTS AND SECURITIES DOCUMENTS. Parent's Annual Report on Form 10-K for the year ended December 31, 2003 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and cash flows, as the case may be, of Parent and its subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

      5.9 FULL DISCLOSURE. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Parent or the Bank to CBSC contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither Parent nor the Bank has withheld from CBSC disclosure of any event, condition or fact which Parent or the Bank knows is likely to have, in Parent's reasonable judgment, a Material Adverse Effect on the assets, prospects or condition (financial or otherwise) of Parent or the Bank.

                                   ARTICLE 6
                        COVENANTS AND AGREEMENTS OF CBSC

      CBSC agrees that from the date hereof until the Closing, and thereafter if so specified, it will use its best efforts to operate generally in the ordinary course consistent with past practices and, without limiting the foregoing, to fulfill the following covenants and agreements, unless otherwise consented to by Parent in writing:

      6.1   CONDUCT OF BUSINESS PENDING THE CLOSING.

            (a) CBSC will use its commercially reasonable efforts to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of CBSC, to preserve the business organization of CBSC intact, to keep available to Parent CBSC's officers and employees, and to preserve for Parent the present relationships of CBSC with its customers and others having business relationships with it.

            (b) CBSC will not intentionally do or omit to do any act, which may cause a material breach of any contract, commitment or obligation of CBSC.

            (c) CBSC will duly comply in all material respects with all laws applicable to it and its business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

            (d) Except as set forth on Schedule 6.1, CBSC will not (i) grant any increase in the wages or salary of any officer, employee or agent of CBSC, except normal wage or salary increases for employees and commissions paid in the ordinary course of business and consistent with past practice; (ii) except pursuant to existing compensation arrangements, by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent;
(iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.

            (e) Except in the ordinary course of business and consistent with past practice, CBSC will not terminate or modify in any material respect any lease, license, permit, contract or other agreement to which it is a party.

            (f) CBSC will not mortgage, pledge or subject to lien or any other encumbrance, any of its assets.

            (g) Except as set forth on Schedule 6.1, CBSC will not declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities, except in each case in the ordinary courses of business consistent with past practice.

            (h) Except as set forth on Schedule 6.1, CBSC will not incur any additional indebtedness except in the ordinary course of business.

            (i) Make, renew or otherwise modify any Loan other than in the ordinary course of business consistent with past practice.

            (j) Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality; or file any application or make any contract with respect to branching or site location or branching or site relocation.

            (k) CBSC will not enter into any transaction outside the ordinary course of business.

            (l) CBSC will not enter into any agreement to do any of the foregoing.

      6.2   ACCESS; FURTHER ASSURANCES.

            (a) After the execution of this Agreement and continuing until the Closing, CBSC shall permit Parent and its counsel, accountants, engineers and other representatives reasonable access upon reasonable prior notice during normal business hours to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to CBSC and will furnish Parent and its representatives during such period with all such information concerning CBSC's affairs and such copies of such documents relating thereto, as Parent or its representatives may reasonably request.

            (b) At any time and from time to time after the Closing, at Parent's request and expense and without further consideration, CBSC will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as may be reasonably required in order more effectively to transfer, convey and assign to Parent and to place Parent in possession and control of, and to confirm Parent's title to, the CBSC Shares.

      6.3 SCHEDULES. CBSC shall have the continuing obligation to supplement or amend promptly the Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules, and any such amended Schedule shall be deemed incorporated herein.

      6.4 REGULATORY FILINGS. Each of Parent, the Bank and CBSC shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the Merger; and any initial filings with governmental authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent, the Bank and CBSC shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any governmental authority in connection with the Merger. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and governmental authorities necessary or advisable to consummate the Merger, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Merger. Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their subsidiaries to any third party or governmental authority.

      6.5 CONSENTS AND APPROVALS. CBSC shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of CBSC to carry out the transactions contemplated in this Agreement and shall provide to Parent such information as Parent may reasonably require to make such filings and prepare such applications as may be required for the consummation by Parent of the transactions contemplated by this Agreement.

                               ARTICLE 7
                 COVENANTS AND AGREEMENTS OF PARENT AND THE BANK

      7.1 FURTHER ASSURANCES. At any time and from time to time after the Closing, at CBSC's request and expense and without further consideration, Parent and the Bank will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as may be reasonably required in order more effectively to effect or confirm the transactions hereby contemplated and to carry out the purposes of this Agreement.

                                    ARTICLE 8
                CONDITIONS TO PARENT'S AND THE BANK'S OBLIGATIONS

      All obligations of Parent and the Bank hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by CBSC in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by CBSC, pursuant to this Agreement shall be true in all material respects (other than representations and warranties qualified by materiality which shall remain as is) when made and, other than representations made as of a specified date (other than the date of this Agreement), at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

      8.2 PERFORMANCE BY THE CBSC. CBSC shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

      8.3 OFFICER'S CERTIFICATE. CBSC shall have delivered to Parent a certificate, dated the Closing Date, signed by CBSC's President certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

      8.4 SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of CBSC Common Stock.

      8.5 REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that

Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

      8.6 NO INJUNCTION. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

      8.7 CONSENTS AND APPROVALS. Parent shall have received from the CBSC executed counterparts of the consents listed on Schedule 4.4 and all other consents required in connection with the consummation of the transaction contemplated hereby, which consents shall be in form and substance reasonably satisfactory to Parent.

      8.8   LITIGATION. On the date of the Closing, except as set forth on
Schedule 4.9, CBSC shall not be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the reasonable opinion of Parent, have a Material Adverse Effect on CBSC; and there shall be no lawsuits pending against CBSC, the Bank or Parent seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

      8.9 NO MATERIAL ADVERSE CHANGE; DUE DILIGENCE REVIEW. Since September 30, 2004, there shall not have been any circumstance, development, state of fact or matter which has, or would reasonably be expected to have, a Material Adverse Effect on CBSC.

      8.10 FAIRNESS OPINION. The CBSC Board of Directors shall have received the written opinion of PBS, dated prior to the mailing of the proxy materials to the CBSC Shareholders, to the effect that the consideration to be received by the CBSC Shareholders is fair to the holders of CBSC Common Stock from a financial point of view.

                                   ARTICLE 9
                      CONDITIONS TO THE CBSC'S OBLIGATIONS

      All obligations of CBSC under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Parent and the Bank in this Agreement and the statements contained in any instrument, list, certificate, or writing delivered by Parent or the Bank pursuant to this Agreement shall be true in all material respects (other than representations and warranties qualified by materiality which shall remain as
is) when made and, other than representations made as of a specified date (other than the date of this Agreement), at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

      9.2 PERFORMANCE. Parent and the Bank shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

      9.3 OFFICER'S CERTIFICATE. Parent and the Bank shall have delivered to CBSC a Certificate of Parent and the Bank, dated the Closing Date, signed by the Chief Executive Officer of Parent and the Bank certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof.

      9.4 NO INJUNCTION. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

      9.5 ADJUSTMENTS TO BOOK VALUE. PBS shall have performed its review of the book values of Parent's and CBSC's Common Stock prior to the mailing of CBSC's proxy statement to its shareholders and made its determination as to the adequacy and calculation methodologies of the Bank's and CBSC's loan loss reserves and allowance for doubtful accounts, among other items, by such date and as a result thereof recommended any adjustments to the book value of CBSC's or Parent's Common Stock as contemplated by Section 3.1 hereof, with all such recommended adjustments being acceptable to the Board of Directors of CBSC.

      9.6 FAIRNESS OPINION. The CBSC Board of Directors shall have received the written opinion of PBS, dated prior to the mailing of the proxy materials to the CBSC Shareholders, to the effect that the consideration to be received by the CBSC Shareholders is fair to the holders of CBSC Common Stock from a financial point of view.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

      This Agreement may be terminated at any time prior to the Closing:

            (a)   By mutual agreement of CBSC and Parent.

            (b) By Parent, if (i) there has been a material violation or breach by CBSC or of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing; or (ii) if any of the conditions set forth in Article 8 hereof have not been satisfied by the Closing or have not been waived in writing by Parent.

            (c) By CBSC, if (i) there has been a material violation or breach by Parent or the Bank of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing; or (ii) if any of the conditions set forth in Article 9 hereof have not been satisfied by the Closing or have not been waived in writing by CBSC.

            (d) By Parent or CBSC if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

            (e) By Parent on the one hand or CBSC on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority.

            (f) By either Parent on the one hand or CBSC on the other hand, if any approval of the shareholders of CBSC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CBSC's shareholder meeting at which the Merger is considered for approval.

            (g) By CBSC if, within five (5) days of its Board of Directors being advised by PBS of its proposed adjustments to the book value of Parent's or CBSC's Common Stock as contemplated by Section 9.5 hereof, the CBSC Board of Directors determines, in its sole discretion, to terminate this Agreement.

            (h) By Parent or CBSC if the transactions contemplated by this Agreement shall not have been consummated on or before April 30, 2005.

                                   ARTICLE 11
                                  MISCELLANEOUS

      11.1 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

      11.2 EXPENSES. All fees and expenses incurred by CBSC including without limitation legal fees and expenses, in connection with this Agreement will be borne by CBSC; provided, however, that the Bank shall reimburse CBSC for the fees and expenses of PBS. All fees and expenses incurred by Parent and the Bank, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Parent or the Bank, as the case may be. Filing fees payable by Parent or CBSC in connection with any regulatory filing shall be paid by Parent.

      11.3  ASSIGNABILITY; PARTIES IN INTEREST.

            (a) Parent may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Parent, and Parent shall advise CBSC of any such assignment and shall designate such party as the assignee and transferee of the securities purchased. Any such assignee shall assume all of Parent's duties, obligations, representations and warranties and undertakings hereunder, but the assignor shall remain liable thereunder.

            (b) CBSC may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Parent.

            (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

      11.4 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

      11.5 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

      11.6 SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

      11.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

      If to CBSC:

      Community Bank of Smith County
      P. O. Box 100
      Carthage, Tennessee 37030

      If to Parent or the Bank:

      Wilson Bank Holding Company
      623 West Main Street
      Lebanon, Tennessee  37087

      with a copy to:

      Bass, Berry & Sims PLC
      315 Deaderick Street, Suite 2700
      Nashville, Tennessee  37238
      Attn:  Bob F. Thompson

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

      11.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee without regard to its conflict of laws rules.

      11.9 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by all the parties hereto. All such executed counterparts shall together constitute one and the same instrument.

                           [Signature page to follow.]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

                           PARENT:

                           WILSON BANK HOLDING COMPANY

                           By: /s/ J. Randall Clemons
                               --------------------------------
                           Title: Chief Executive Officer

                           THE BANK:

                           WILSON BANK AND TRUST

                           By: /s/ J. Randall Clemons
                               --------------------------------
                           Title: Chief Executive Officer

                           CBSC:

                           COMMUNITY BANK OF SMITH COUNTY

                           By: /s/ Joe Vance
                               --------------------------------
                           Title: President

                                    EXHIBIT A

                               ARTICLES OF MERGER

      In accordance with the provisions of Sections 48-21-107 of the Tennessee Business Corporation Act (the "Act"), Wilson Bank and Trust, a Tennessee corporation ("Wilson Bank"), and Community Bank of Smith County, a Tennessee corporation ("CBSC"), collectively referred to herein as the "Merging Entities," hereby adopt the following Articles of Merger for the purpose of merging CBSC with and into Wilson Bank and Trust (the "Merger"):

      1     The Agreement and Plan of Merger (the "Plan of Merger") that has been approved by each of the Merging Entities in the manner prescribed by the Act is set forth in Appendix A attached hereto and is incorporated for all purposes into these Articles of Merger.

      2. Approval of the Plan of Merger by the shareholders of both of the Merging Entities is required by the Act. The Plan of Merger was approved and adopted by the affirmative vote of the required percentage of all of the votes entitled to be cast by the shareholders of CBSC on ________________, 2005 and by the sole shareholder of Wilson Bank and Trust on October 25, 2004.

      3. The Merger shall be effective upon the filing of these Articles of Merger with the Secretary of State of the state of Tennessee.

             [The remainder of this page intentionally left blank.]

      IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger effective as of the ____ day of ______________, 2005.

                                WILSON BANK AND TRUST
                                a Tennessee corporation

                                By:__________________________________
                                Name:________________________________
                                Title:_______________________________

                                COMMUNITY BANK OF SMITH COUNTY
                                a Tennessee corporation

                                By:__________________________________
                                Name:________________________________
                                Title:_______________________________

               APPENDIX A